Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date	December 5, 2016
For Release	Immediately
Contact	Scott R. Schroeder, +1 440-523-5150

Eaton Appoints Heath Monesmith Executive Vice President and General Counsel Effective March 1, 2017; Mark McGuire to Retire

DUBLIN, Ireland … Power management company Eaton today announced that Heath Monesmith has been appointed executive vice president and general counsel effective March 1, 2017. He will succeed Mark McGuire who will retire at that time. Monesmith will report to Craig Arnold, Eaton chairman and chief executive officer.

Monesmith will be responsible for all Eaton legal matters, leading a global team of attorneys, professionals and support staff. Monesmith will also serve as counsel to the Board of Directors and advise the Board on legal and governance matters. He previously served in positions of increasing responsibility in the Eaton Law Department, since joining the company in 2012.

"Heath is well-prepared to assume his new position,” Arnold said. “As a former leader in the Cooper legal team and subsequently deputy general counsel of Eaton, Heath has deep knowledge of many of our businesses and a broad legal background, as well as a strong supporting team in the Legal function. We look forward to a smooth transition.”

Monesmith joined Eaton as part of the company’s acquisition of Cooper Industries and was named senior vice president and deputy general counsel of Eaton in 2015. He had been with Cooper since 2006, serving in a variety of roles including vice president, chief legal counsel, Litigation, and executive vice president, Human Resources. Prior to joining Cooper, Monesmith was a partner at the K&L Gates law firm in Pittsburgh, Pennsylvania. He holds a bachelor's degree in business administration from Ohio University, a law degree from The Ohio State University College of Law, and an MBA from Texas A&M University.

McGuire has served as executive vice president and general counsel of Eaton since joining the company in 2005.

“As general counsel, Mark has played an invaluable role in leading Eaton through the legal complexities of significant transitions, including the acquisition of Cooper Industries and numerous other acquisitions and joint ventures,” Arnold said. “He has been instrumental in building the global organizational capability of the Legal function and has represented Eaton well in civic and community activities. We thank him for his contributions and wish him all the best in retirement.”

Eaton is a power management company with 2015 sales of $20.9 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 95,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

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